EPL Announces Oil Weighted Acquisition in Shallow GOM Shelf

•	$70 million acquisition in Eugene Island 258/259 field
•	Purchasing ~2.6 million boe (91% oil) with production of ~900 boe/d ( 95% oil)
•	Long-lived reserves, low P&A liabilities and identified upside
•	Enhances operating synergies and adds to organic inventory

Houston, Texas, January 2, 2014…EPL Oil & Gas, Inc. (NYSE:EPL) (EPL or the Company) today announced it has executed a purchase and sale agreement to acquire oil and natural gas assets in the shallow-water central Gulf of Mexico (GOM) from Nexen Petroleum Offshore U.S.A. Inc. for $70.4 million.

The Eugene Island 258/259 field consists of five leases, namely 254, 255, 257, 258, and 259, all at 100% working interest.  The assets are currently producing approximately 900 net barrels of oil equivalent (Boe) per day, about 95% of which is oil.  EPL estimates the proved reserves as of the September 1, 2013 effective date consist of approximately 2.6 million Boe of proved developed producing reserves, about 91% of which is oil.  The field areas exhibit shallow decline and EPL has identified upside potential beyond the current proved reserves. The Company also estimates the asset retirement obligation to be assumed in the acquisition is expected to total approximately $27 million.

Gary Hanna, EPL’s President and CEO commented, "This purchase adds another layer of long-lived oil production to our current asset base and additional upside. The assets are within our shallow water Central GOM focus area, which allows for excellent operational synergies and efficient integration. As our successful strategy has demonstrated with prior acquisitions, we will apply our proven regional knowledge and technical skills to exploit the upside potential of these assets. This purchase dovetails nicely into our commitment to acquire new 3D datasets. A new Full Azimuth Nodal dataset is currently being shot covering these field areas, and we expect to have the data in house during the second half of 2014. Additionally, post transaction, we will maintain substantial liquidity through our expanded revolving credit facility."

EPL has worked with its lenders to expand the borrowing base under its senior secured credit facility from $425 million to $475 million, which maintains substantial liquidity for the Company. Currently EPL has $130 million outstanding under its revolving credit facility. EPL has begun implementing additional oil hedges to provide further downside protection in conjunction with this acquisition and its anticipated oil growth in 2014.

The closing of the transaction is subject to customary closing conditions and adjustments. The economic effective date is September 1, 2013, with closing expected late January.

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company headquartered in Houston, Texas with an office in New Orleans, Louisiana.  The Company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana.  For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

713-228-0711

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL.  Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements.  We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors.  Among other items, such factors might include: the failure to complete the proposed acquisition on the terms described above, as well as any delays in completing the acquisition; uncertainties in estimating the asset  retirement obligations and the timing of the expenditures required to address that obligation; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; stock market conditions; the trading price of EPL’s common stock; cash demands caused by planned and unplanned capital expenditures; changes in general economic conditions; uncertainties in reserve and production estimates, particularly with respect to internal estimates that are not prepared by independent reserve engineers; unanticipated recovery or production problems; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations and to abandonment of wells and production facilities; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with properties acquired in acquisitions; integration of acquired assets; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/)

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